UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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SCOPUS BIOPHARMA INC.

(Exact Name of Registrant as Specified in Its Charter)

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Scopus BioPharma Sends Letter Urging Stockholders to Vote “FOR ALL” of the Company’s Director Nominees on the WHITE Proxy Card

Company’s Director Nominees are Highly Qualified and Experienced with Track Records of Guiding Early-Stage Life Science Companies

Executing Strategy to Create an Industry-Leading Portfolio of Bi-Functional Cancer Targeting Molecules

Recently Raised $9.75 Million in Non-Dilutive Financing; Dilution was Fully Absorbed Through the Executive Committee’s Contribution Back to the Company of Warrants to Purchase Six Million Shares

Financing Provides the Cash Runway to Reach Value Creation Milestones Expected Between Now and Fourth Quarter of 2022 and First Quarter of 2023

New York, New York, December 7, 2021 – Scopus BioPharma Inc. (Nasdaq: “SCPS”) today mailed a letter to its stockholders in connection with the Company’s Annual Meeting of Stockholders (the “Annual Meeting”) that will be reconvened on Monday, December 20, 2021 at 11:30 a.m., Eastern time. The record date for the Annual Meeting remains August 16, 2021.

The letter emphasizes a number of key points and encourages stockholders to vote for Scopus’ director nominees:

•	Scopus is developing transformational therapeutics based on groundbreaking scientific and medical discoveries.
•	Scopus recently raised $9.75 million in a non-dilutive manner that was only possible through the contribution back to the Company of warrants to purchase six million shares by the Executive Committee of the Company’s board of directors and HCFP, their investment affiliate.
•	Scopus’ director nominees – Raphael Hofstein, Ph.D. and David S. Battleman, M.D. – are highly qualified and have extensive track records of guiding private and publicly-traded life science companies as they develop and commercialize scientific breakthroughs.
•	Scopus believes Dr. Laster’s nominees are not qualified to serve as directors.

Joshua R. Lamstein, Chairman of Scopus, stated: “Scopus is committed to building long-term value for all stockholders by developing transformational therapeutics that address significant unmet medical needs. Since going public in December 2020, we have advanced our lead candidate to the clinical stage and bolstered our differentiated portfolio of immuno-oncology assets through the acquisition of Olimmune and formation of Duet Therapeutics. We are making steady progress toward multiple developmental milestones anticipated between now and the fourth quarter of 2022 or the first quarter of 2023 that we believe will create significant additional value for our stockholders.”

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Mr. Lamstein continued: “We urge our stockholders to reject Dr. Laster’s nominees and support Scopus by re-electing our two highly qualified and experienced director nominees – Raphael Hofstein, Ph.D. and David S. Battleman, M.D. It is unfortunate that Dr. Laster persists in waging a costly, distracting and disruptive campaign to place nominees on your board that lack the qualifications to serve as board members of a publicly traded company in the United States. In fact, Dr. Laster continues to spin a false narrative in favor of his campaign that is self-serving and not focused on advancing the interests of all stockholders. Dr. Laster has refused every effort at a reasonable compromise, instead becoming more combative with the goal of unjustly enriching himself at the expense of stockholder value.”

The full text of the letter to stockholders is below:

December 7, 2021

Dear Scopus Stockholders,

Scopus will reconvene its Annual Meeting of Stockholders (the “Annual Meeting”) on Monday, December 20, 2021, at 11:30 a.m. Eastern time. At the Annual Meeting, we are asking you to re-elect the Company’s director nominees – Raphael (“Rafi”) Hofstein, Ph.D. and David S. Battleman, M.D.

Unfortunately, Morris C. Laster, M.D. has commenced a proxy contest by nominating two hand-picked candidates to stand for election to the board. Your board views Dr. Laster’s candidates as unqualified and believes that they will be committed to advancing Dr. Laster’s interests – not yours.

If you have not already voted your shares, please vote “FOR ALL” of Scopus’ director nominees today by telephone, by Internet or by signing, dating and returning the enclosed WHITE proxy card in the postage-paid envelope. If you have already voted and do not wish to change your vote, you do not need to vote again. Your vote matters regardless of how many shares you own!

SCOPUS IS DEVELOPING TRANSFORMATIONAL THERAPEUTICS BASED ON GROUNDBREAKING SCIENTIFIC AND MEDICAL DISCOVERIES

In September 2021, we launched Duet Therapeutics (“Duet”) to advance the immuno-oncology assets of Scopus and Olimmune, Inc.i

•	Duet has a powerful portfolio of bi-functional cancer-targeting molecules that simultaneously activate the body’s immune system by stimulating TLR9 receptors and turning off the STAT3 gene.

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•	The STAT3 gene plays a major role in maintaining immunosuppression and allowing tumors to grow, and it is frequently characterized as the holy grail of treating and curing cancer.

•	Our technologies have the potential to create unprecedented treatments, and potentially cures, for many different types of cancer.

•	We’ve significantly enhanced Scopus’ leadership team by appointing individuals with experience in company building and clinical development. These individuals include Alan Horsager, Ph.D.; Marcin Kortylewski, Ph.D.; John Rossi, Ph.D.; and Nagy Habib, Ch.M., F.R.C.S.

o   We continue to strengthen the Company’s management team.

SCOPUS’ HIGHLY QUALIFIED AND EXPERIENCED DIRECTOR NOMINEES STANDING FOR RE-ELECTION

Scopus’ highly qualified and experienced candidates – Dr. Hofstein and Dr. Battleman – have track records of guiding early-stage life science companies as they develop and commercialize scientific breakthroughs and their highly accomplished careers are built upon distinguished academic backgrounds. Your board believes they are the right candidates to continue overseeing Scopus.

•	Dr. Hofstein has broad experience across multiple scientific and medical sectors for numerous public and private biopharmaceutical, biotechnology and pharmaceutical companies.

o   He previously served as President and CEO of Toronto Innovation Acceleration Partners (“TIAP”), a consortium of leading universities, teaching hospitals and other institutions and research institutes with the mandate of identifying life sciences and other technology research. Industry partners of TIAP include Amgen, Baxter, GlaxoSmithKlein, Johnson & Johnson, Merck, Pfizer, and Takeda.

o   During Dr. Hofstein’s tenure with TIAP, he helped launch and/or finance over 50 new life sciences and other healthcare-related companies.

o   Dr. Hofstein’s education includes a B.Sc. in Chemistry and Physics from Hebrew University, M.Sc. and Ph.D. in Life Sciences and Chemistry from the Weizmann Institute of Science and post-doctoral training and research in the Department of Neurobiology at Harvard Medical School.

•	Dr. Battleman has extensive experience spanning across academia, the pharmaceutical industry and management consulting, as well as widespread investor relationships resulting from advising investors in connection with biotech-related and other healthcare investments.
o	He has served as the Founding Principal of TrueNorth Lifesciences, a Senior Principal at IMS Health Holdings, Inc., a consultant at Bain & Company, and a director at Pfizer Inc.

o   Dr. Battleman’s education includes a B.A. in Biology from The Johns Hopkins University, an M.D. from the Weill Medical College of Cornell University, a MSc. from the Harvard T.H. Chan School of Public Health and an M.B.A. from The Wharton School at the University of Pennsylvania.

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SCOPUS RECENTLY RAISED $9.75 MILLION IN NON-DILUTIVE FINANCING

Scopus recently raised $9.75 million in funding via a private placement, providing the cash runway to reach near-term value creation milestones that we expect to reach between now and the fourth quarter of 2022 and the first quarter of 2023.

•	The financing was non-dilutive to stockholders other than members of the Executive Committee of your board (the “Executive Committee”) and HCFP, their investment affiliate.
o	HCFP is the co-founder of the Company and provided substantially all of the necessary start-up capital.

•	HCFP fully absorbed the dilution of the financing by contributing back to the Company warrants to purchase six million shares of common stock.

•	HCFP contributed these securities because it was acting in the best interests of Scopus and its stockholders.

•	Dr. Laster has chosen to obfuscate the facts surrounding the financing in support of his false narrative:
o	Dr. Laster falsely states the financing is dilutive. The truth is the six million shares contributed by HCFP fully cover the shares and warrants issued to investors in the private placement.
o	Dr. Laster falsely claims the transaction is an example of self-dealing by HCFP. The truth is the financing would not have occurred without HCFP’s contribution, which benefitted all of the other stockholders but was extremely costly to HCFP.
o	Dr. Laster falsely suggests that Scopus did not speak to other financing sources. The truth is the Company sought to raise funds from multiple potential parties. Almost all such parties declined to invest due to Dr. Laster’s proxy contest and litigation against the Company.

YOUR BOARD BELIEVES DR. LASTER’S NOMINEES ARE NOT QUALIFIED TO SERVE AS DIRECTORS

Dr. Laster would have you believe that his actions are designed to benefit all Scopus stockholders. However, your board believes Dr. Laster is being disingenuous and that his campaign is self-serving. Dr. Laster previously resigned from Scopus’ board and at no time expressed any interest in re-joining. Instead, he has nominated Mordechai Saar Hacham and Joshua Levine, two unqualified individuals who your board believes will be more focused on advancing Dr. Laster’s agenda than on the interests of all stockholders. Here is some important additional context to consider about Dr. Laster’s handpicked candidates:

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•	Mr. Hacham and Mr. Levine are not truly independent from Dr. Laster:
o	Mr. Hacham serves as Chief Financial Officer at OncoHost, where Dr. Laster is Chairman; and
o	Mr. Levine served as Chairman and Chief Executive Officer of Proteologics at the same time Dr. Laster served on its board.

•	Mr. Hacham to our knowledge has never served as an officer or on the board of a publicly traded company in the United States. The private biotechnology incubator run by Mr. Hacham had a mixed track record, at best.

•	Mr. Levine has extremely limited experience as an officer or director of publicly traded companies in the United States. He oversaw substantial value destruction at the few public companies where he served as an officer or a director, including XTL Biopharmaceuticals, an Israeli-based company that trades on Nasdaq, and three small Israeli-based companies.
o	One of these companies, SCNV Acquisition, had the registration of its securities revoked by the U.S. Securities and Exchange Commission (“SEC”).

•	Mr. Levine overstates his credentials while simultaneously attempting to hide his past affiliation with disgraced stockbroker Patterson Travis, Inc. (“Patterson Travis”), a firm that was expelled by the Financial Industry Regulatory Authority, Inc.
o	Mr. Levine’s biography in Dr. Laster’s proxy statement states he was head of corporate finance at a US-based investment bank without identifying the investment bank. We believe this refers to Patterson Travis.
o	In a February 2001 article by the Australian Financial Review, Patterson Travis told the publication Mr. Levine “was never an employee”ii.

To avoid continuing distraction and expense, Scopus was willing to consider adding qualified nominees proposed by Dr. Laster to the Company’s board. Dr. Laster refused to entertain this proposal and has also failed to articulate how his nominees are suited to serve as directors of a public company.

SUPPORT SCOPUS AND YOUR INVESTMENT BY VOTING “FOR ALL” OF SCOPUS’ NOMINEES AND “FOR” THE APPOINTMENT OF ITS ACCOUNTING FIRM ON THE WHITE PROXY CARD

Your board is committed to acting in the best interests of all stockholders and urges you to support the Company by voting “FOR ALL” of its director nominees – Raphael (“Rafi”) Hofstein, Ph.D. and David S. Battleman, M.D. – and “FOR” the appointment of Citrin Cooperman & Company, LLP as our independent registered public accounting firm for the 2021 fiscal year on the WHITE proxy card today.

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Your support is greatly appreciated as we progress towards our milestones.

Sincerely,

Joshua R. Lamstein

Chairman of Scopus

Morrow Sodali

509 Madison Avenue, Suite 1206

New York, New York 10022

Call Collect: (203) 658-9400

Call Toll Free: (800) 662-5200

Email: SCPS@investor.morrowsodali.com

About Scopus BioPharma

Scopus BioPharma Inc., both directly and through subsidiaries, is a clinical-stage biopharmaceutical company developing transformational therapeutics for serious diseases with significant unmet medical need. The Company’s lead drug candidate is a novel, targeted immuno-oncology RNA therapy for the treatment of multiple cancers. This drug candidate is highly distinctive, encompassing both RNA therapy and immunotherapy by synthetically linking siRNA to an oligonucleotide TLR9 agonist, creating the potential for targeted gene silencing with simultaneous TLR stimulation and immune activation in the tumor microenvironment. Additional STAT3-targeting immunotherapy drug candidates include bi-functional antisense and DNA-binding inhibition therapies. The Company is also seeking to develop additional drug candidates and to identify additional compelling technologies for potential acquisition, in-licensing and/or other similar transactions. Receive updates by following Scopus BioPharma on Twitter here.

Forward-Looking Statements

This press release may include forward-looking statements that involve risks and uncertainties. Forward-looking statements are statements that are not historical facts. Such forward-looking statements are subject to risks (including those set forth in the Company’s Form 10-K for the fiscal year ended December 31, 2020, as amended, filed with the SEC) and uncertainties which could cause actual results to differ from the forward-looking statements. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based. Investors should realize that if our underlying assumptions for the projections contained herein prove inaccurate or that known or unknown risks or uncertainties materialize, actual results could vary materially from our expectations and projections.

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Contacts

Rodd Leeds/David Waldman

Crescendo Communications, LLC

Tel: (212) 671-1020

Email: SCPS@crescendo-ir.com

Hugh Burns/Delia Cannan/Nicholas Leasure

Reevemark

Tel: (212) 433-4600

Email: scopus@reevemark.com

Stockholder Contact

Mike Verrechia/Bill Dooley

Morrow Sodali, LLC

Tel: (203) 658-9400

Email: SCPS@investor.morrowsodali.com

i Scopus acquired Olimmune, Inc. in June 2021.

ii Permission to use quotation neither sought nor obtained.

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